Exhibit 99.1

Our DSOs at quarter end were at historically low levels standing at 62 days.

The percentage of our revenues, as adjusted (to exclude our performance under the INS/FOS contract that ended November 30, 2002 and our performance under the NASA CSOC contract that will end on December 31, 2003), earned as prime contractor this quarter was 78% versus 75% for the year ago period.  The percentage of our revenues, as reported, as a prime contractor this quarter was 68% versus 70% for the year ago period.

Approximately 42% of our third quarter revenues, as adjusted, were derived from civilian agencies, 34% from DoD customers and 22% from Intelligence customers, and approximately 50% of our third quarter revenues, as reported were derived from civilian agencies, 30% from DoD customers and 19% from Intelligence customers, with the balance coming from the sale of our information security solutions to NATO and other approved allies.

This quarter, approximately 59% of our revenues, as adjusted, were derived from managed network services, approximately 24% were derived from information security services and solutions and approximately 17% were derived from application development services. Approximately 65% of our revenues, as reported, were derived from managed network services, approximately 21% were derived from information security services and solutions and approximately 15% were derived from application development services.

From a contract mix perspective during the third quarter, approximately 54% of our revenues, as adjusted, were derived from time-and-materials contracts, approximately 35% were derived from fixed-price contracts and approximately 10% were from cost-plus-contracts.  Approximately 47% of our revenues, as reported, were derived from time-and-materials contracts, approximately 44% were derived from fixed-price contracts and approximately 9% were from cost-plus-contracts.

With new wins such as JCON and FBI, our adjusted backlog as of September 30 stood at $896 million, an 18% increase over our backlog of $761 million at September 30, 2002.   Our backlog including our CSOC contract as of September 30, 2003 stood at $910 million and our backlog including our INS/FOS contract and our CSOC contract was $833 million at September 30, 2002.